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                                                                      Exhibit 12

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                                            NEXTEL COMMUNICATIONS INC. AND SUBSIDIARIES
                                        STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS
                                              TO FIXED CHARGES AND PREFERRED DIVIDENDS
                                                       (dollars in thousands)


                              Fiscal Year  Nine Months                                                   Three Months  Three Months
                                 Ended       Ended                                                           Ended       Ended
                                March 31,  December 31,            Year Ended December 31,                  March 31,   March 31,
                                  1994        1994        1995        1996        1997          1998          1998        1999
                                 ------     -------     -------     -------    ---------      ---------      -------     -------
Loss from continuing operations
   before income tax benefit,
   equity in unconsolidated
   subsidiaries, and minority
   interests                    (78,341)   (197,194)   (531,767)   (852,041)  (1,298,341)    (1,715,713)    (420,418)   (455,119)

Add:
   Interest expense on
   indebtedness (including
   amortization of debt
   expense and discount)         29,891      69,491     115,034     227,495      407,805        656,080      145,380     198,059
   Portion of rent expense
   representative
   of interest (30%)              2,456      11,100      17,670      25,350       35,820         54,510       11,880      15,110
                                 ------     -------     -------     -------    ---------      ---------      -------     -------
Earnings as adjusted            (45,994)   (116,603)   (399,063)   (599,196)    (854,716)    (1,005,123)    (263,158)   (241,950)
                                 ======     =======     =======     =======    =========      =========      =======     =======

Preferred stock dividends             -           -           -           -       29,119        149,161       28,088      46,034
   Effective income tax
   (benefit) provision rate        78.5%       73.4%       72.6%       73.8%       124.6%          89.9%        92.6%       97.9%
                                 ------     -------     -------     -------    ---------      ---------      -------     -------
   Preferred stock dividend
   on pretax basis                    -           -           -           -       36,290        134,116       26,007      45,047

Fixed charges:
   Interest expense on
   indebtedness (including
   amortization of debt
   expense and discount)         29,891      69,491     115,034     227,495      407,805        656,080      145,380     198,059
   Portion of rent expense
   representative of
   interest (30%)                 2,456      11,100      17,670      25,350       35,820         54,510       11,880      15,110
   capitalized interest           7,800      21,300      31,000      32,900       43,000         55,200       12,400       9,169
                                 ------     -------     -------     -------    ---------      ---------      -------     -------
Fixed charges and
 preferred stock dividends       40,147     101,891     163,704     285,745      522,915        899,906      195,667     267,385
                                 ======     =======     =======     =======    =========      =========      =======     =======
Ratio of earnings to fixed
 charges and preferred stock
 dividends                        (1.15)      (1.14)      (2.44)      (2.10)       (1.63)         (1.12)       (1.34)      (0.90)

Deficiency                       86,141     218,494     562,767     884,941    1,377,631      1,905,029      458,825     509,335


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